EXHIBIT 99.1

Rock of Ages FOR IMMEDIATE RELEASE	Investor Contact: Neil G Berkman Berkman Associates (310)277-5162 info@BerkmanAssociates.com	Company Contact: Kurt Swenson Chairman & CEO (603)225-8397 www.RockofAges.com

Rock of Ages Repurchases
500,500 Shares

CONCORD, New Hampshire, January 6, 2003...ROCK OF AGES CORPORATION (NASDAQ/NMS:ROAC) announced today that it purchased in a single transaction a block of 500,500 shares of its common stock, representing about 6.5% of the total shares outstanding immediately prior to the purchase. The Company has now repurchased a total of 676,200 shares in 2002 and 2003, representing approximately 8.7% of the total shares outstanding at December 31, 2001. After today's purchase, the total number of Rock of Ages common shares outstanding has been reduced to approximately 7,186,041 shares. The Company is currently authorized to repurchase 323,800 additional shares under the expanded repurchase program approved by the Board of Directors on December 26, 2002.

Kurt M. Swenson, Chairman and CEO, stated: "Our Board of Directors recently authorized the repurchase of an additional 500,000 shares in response to what we viewed as a compelling opportunity to buy this large block. We believe that the share repurchases to date, combined with our ongoing investments to grow the Company, will serve to further enhance shareholder value in the long term."

About Rock of Ages

Rock of Ages (www.RockofAges.com) is the largest integrated granite quarrier, manufacturer and retailer of finished granite memorials and granite blocks for memorial use in North America.

Forward-Looking Statements

This news release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following: changes in demand for the company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, the success of the company's branding programs; the excess or shortage of production capacity, difficulties encountered in the integration of acquired businesses; weather conditions and other risks discussed from time to time in the company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.